UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

Rambus Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22339	94-3112828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

4440 El Camino Real, Los Altos CA 94022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 947-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On July 31, 2007, Rambus Inc. (the “Company”) received a notice (the “Notice”) of acceleration from U.S. Bank National Association, as trustee (the “Trustee”) for the Company’s Zero Coupon Convertible Senior Notes due February 1, 2010 (the “Notes”). The Notice asserted that the Company’s failure to file its Forms 10-Q for the quarters ended June 30, 2006 and September 30, 2006 constituted events of default under Sections 7.2 and 14.1 of the Indenture, dated as of February 1, 2005 (the “Indenture”), between the Company and the Trustee governing the Notes. The Notice indicated that the Trustee had received direction from holders of more than 25% in aggregate principal amount of the Notes outstanding to declare the unpaid principal plus accrued and unpaid liquidated damages, if any, on all of the Notes to be immediately due and payable by the Company in accordance with the Indenture. As of the date hereof, if an “Event of Default” were to occur, the noteholders would have a right to receive $160.0 million in aggregate principal amount outstanding plus any additional interest or default interest (which would accrue at a rate of 2% per annum from the date on which full payment of the Notes was due to the date that full payment is made) which may have accrued.

The Company believes that with cash, cash equivalents and marketable securities of $442 million as of June 30, 2007, if an Event of Default is found to have occurred and the Notes were accelerated pursuant to the Notice or if the Company agrees to pay the Notes pursuant to the Notice, it has adequate financial resources to pay any unpaid principal, and any accrued, default or additional interest due on the Notes. The Company is evaluating its options with respect to the Notes and the Notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2007	Rambus Inc.

/s/ Satish Rishi
Satish Rishi, Senior Vice President, Finance and Chief Financial Officer